Exhibit 99.1

Albany International Reports Second-Quarter Results

Second-Quarter Financial Highlights

  Net sales were $172.3 million, a decrease of 11.0% compared to Q2 2014. Excluding currency effects, net sales decreased 5.6% (see Table 1).
  Including a charge of $14.0 million for a revision in the estimated profitability of AEC’s BR725 contract, Adjusted EBITDA for Q2 2015 was $18.8 million, compared to $37.3 million in Q2 2014 (see Tables 6 and 7).
  Year-to-date net sales, excluding currency effects, increased 0.5% compared to 2014 (see Table 8). Including the $14.0 million charge, year-to-date Adjusted EBITDA was $60.3 million in 2015, compared to $75.0 million in 2014 (see Tables 9 and 10).
  Including the $14.0 million charge ($0.28 per share), Q2 2015 income attributable to the Company was a loss of $0.07 per share. Earnings were reduced by restructuring charges of $0.02, foreign currency revaluation losses of $0.04, and income tax adjustments of $0.02 (see Tables 11 and 15).
  Q2 2014 income attributable to the Company was $0.35 per share. Earnings were reduced by restructuring charges of $0.04 and income tax adjustments of $0.03, and were increased by an insurance-recovery gain of $0.03 and foreign currency revaluation gains of $0.02 (see Tables 12 and 15).

ROCHESTER, N.H.--(BUSINESS WIRE)--August 4, 2015--Albany International Corp. (NYSE:AIN) reported that Q2 2015 income before income taxes was a loss of $2.5 million, including the previously announced BR725 charge of $14.0 million, restructuring charges of $1.2 million, and losses of $2.3 million from foreign currency revaluation. Including the impact of these items and charges of $0.7 million for income tax adjustments, income attributable to the Company was a loss of $2.2 million.

As previously announced, the Company recorded a $14.0 million charge ($0.28 per share) for a revision in the estimated profitability of a legacy contract in the Albany Engineered Composites segment (AEC). The long-term contract is for the manufacture of composite components for the Rolls-Royce BR725 engine, which powers the Gulfstream G650 business jet. The components are manufactured in AEC’s facility in Boerne, Texas.

Q2 2014 income before income taxes was $18.4 million, including restructuring charges of $2.0 million, gains of $1.0 million from foreign currency revaluation, and an insurance-recovery gain of $1.0 million. Including the impact of these items and charges of $0.8 million for income tax adjustments, income attributable to the Company was $11.2 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1
				Impact of
	Net Sales			Changes	Percent Change
	Three Months ended			in Currency	excluding
	June,		Percent	Translation	Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$150,561	$172,809	-12.9%	($9,970)	-7.1%
Albany Engineered Composites (AEC)	21,728	20,709	4.9%	(403)	6.9%
Total	$172,289	$193,518	-11.0%	($10,373)	-5.6%

Changes in currency translation rates, driven mainly by the stronger U.S. dollar, resulted in a $10.4 million decline in sales for the second quarter of 2015. Excluding that effect, MC sales were down 7.1% compared to Q2 2014, principally due to lower sales volume in North America and Europe, reflecting sharp declines in publication grades. Excluding currency translation effects, AEC sales increased 6.9% to $21.7 million in Q2 2015 due to growth in the LEAP program.

Q2 2015 gross profit was $54.6 million, or 31.7% net sales, compared to $75.3 million, or 38.9% of net sales, in the same period of 2014. The $14.0 million BR725 charge reduced Q2 2015 gross profit margin by 8.1%. Q2 2015 MC gross profit was $68.1 million, or 45.2% of net sales, compared to $73.3 million, or 42.4% of net sales, in Q2 2014. The decline in MC gross profit was primarily the result of lower sales volume in North America and Europe. Even though changes in currency translation rates had a significant effect on MC net sales, it had only a minor negative effect on gross profit. AEC gross profit was a loss of $13.1 million in Q2 2015, compared to income of $2.4 million in the same quarter of 2014. In addition to the $14.0 million charge, the decline in gross profit was due to unfavorable sales mix in legacy programs.

Selling, technical, general, and research (STG&R) expenses were $50.3 million, or 29.2% of net sales, in the second quarter of 2015, compared to $54.4 million, or 28.1% of net sales, in the second quarter of 2014. The decline in STG&R results principally from the effects of changes in currency translation rates and restructuring activities. The revaluation of nonfunctional-currency assets and liabilities resulted in a loss of $0.4 million in both quarters.

The following table presents expenses associated with internally funded research and development by segment:

Table 2
	Research and development
	expenses by segment
	Three Months ended
	June 30,
(in thousands)	2015	2014
Machine Clothing	$4,779	$5,185
Albany Engineered Composites	2,905	2,267
Corporate expenses	190	199
Total	$7,874	$7,651

The following table summarizes second-quarter operating income by segment:

Table 3
	Operating Income/(loss) Three Months ended June 30,
(in thousands)	2015		2014
Machine Clothing	$33,323		$33,879
Albany Engineered Composites	(18,633)	*	(3,545)
Corporate expenses	(11,652)		(11,357)
Total	$3,038		$18,977
*Includes $14.0 million BR725 charge

Segment operating income was affected by restructuring, currency revaluation, and the BR725 charge as shown in Table 4 below.

Table 4
	Expenses/(gain) in Q2 2015			Expenses/(gain) in Q2 2014
	resulting from			resulting from
(in thousands)	Restructuring	Revaluation	BR725 Charge	Restructuring	Revaluation
Machine Clothing	$1,211	$394	$-	$1,297	$350
Albany Engineered Composites	-	1	14,000	660	61
Corporate expenses	-	2	-	-	2
Total	$1,211	$397	$14,000	$1,957	$413

Q2 2015 Other income/expense, net, was expense of $2.8 million, including losses related to the revaluation of nonfunctional-currency balances of $1.9 million. Q2 2014 Other income/expense, net, was income of $2.1 million, including gains related to the revaluation of nonfunctional-currency balances of $1.4 million and an insurance-recovery gain of $1.0 million.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 5
	Income/(loss) attributable to currency revaluation Three Months ended June 30,
(in thousands)	2015	2014
Operating income	($397)	($413)
Other income/(expense), net	(1,878)	1,397
Total	($2,275)	$984

The Company’s income tax rate, excluding tax adjustments, was 43.5% for Q2 2015, compared to 36.5% for the same period of 2014. The higher tax rate in Q2 2015 was due primarily to the impact of restructuring charges where the Company is unable to record a tax benefit related to the expense. Discrete tax charges and the effect of a change in the estimated tax rate increased second-quarter income tax expense by $0.7 million in 2015 and $0.8 million in 2014.

The following tables summarize Adjusted EBITDA:

Table 6
Three Months ended June 30, 2015		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income/(loss)	$33,323	($18,633) *	($16,810)	($2,120)
Interest expense, net	-	-	2,702	2,702
Income tax expense/(benefit)	-	-	(364)	(364)
Depreciation and amortization	10,212	2,869	2,103	15,184
EBITDA	43,535	(15,764)	(12,369)	15,402
Restructuring expenses, net	1,211	-	-	1,211
Foreign currency revaluation (gains)/losses	394	1	1,880	2,275
Pretax income attributable to noncontrolling interest in ASC	-	(64)	-	(64)
Adjusted EBITDA	$45,140	($15,827)	($10,489)	$18,824
* Includes $14.0 million BR725 charge

Table 7
Three Months ended June 30, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$33,879	($3,545)	($19,157)	$11,177
Interest expense, net	-	-	2,717	2,717
Income tax expense	-	-	7,216	7,216
Depreciation and amortization	11,554	2,453	2,090	16,097
EBITDA	45,433	(1,092)	(7,134)	37,207
Restructuring expenses, net	1,297	660	-	1,957
Foreign currency revaluation losses/(gains)	350	61	(1,395)	(984)
Gain on insurance recovery	-	-	(961)	(961)
Pretax loss attributable to noncontrolling interest in ASC	-	45	-	45
Adjusted EBITDA	$47,080	($326)	($9,490)	$37,264

Capital spending was $18.8 million for Q2 2015, compared to $12.8 million for Q2 2014. Depreciation and amortization was $15.2 million for Q2 2015, compared to $16.1 million for Q2 2014.

CFO Comments

CFO and Treasurer John Cozzolino commented, “During the quarter, the Company entered into a new $400 million revolving credit facility with its principal bank group. The new facility provides an additional $70 million of available financing and extends through June 2020 essentially the same favorable terms, including LIBOR spreads, contained in the previous agreement. At the end of Q2, $202 million was drawn down from the facility. Up-front fees associated with the new facility were $1.6 million. Also, in July, we entered into interest rate swap transactions that extend until June 2020 our interest rate protection on $110 million to $120 million of our debt.

“Net debt (total debt less cash) increased $8 million to $120 million (see Table 16), as capital expenditures included $9 million related to the lease buyout of a building in Rochester, New Hampshire, that houses the Company’s headquarters and AEC’s R&D center. The Company’s leverage ratio, as defined in our primary debt agreements, increased from 1.28 at the end of Q1 to 1.55 at the end of Q2. Capital expenditures for the first six months of the year were $31 million, and we currently estimate full-year spending in 2015 to be $60 million to $70 million. Cash paid for income taxes was about $5 million in Q2, and we estimate cash taxes in 2015 to range from $20 million to $23 million.

“Compared to currency rates in effect during Q2 2014, net sales were once again negatively impacted by the broadly stronger U.S. dollar while the impact on Adjusted EBITDA was somewhat positive. In the future, the currency impact on Adjusted EBITDA could be significantly different depending on the movement of the U.S. dollar against any of our key foreign currency net income or expense exposures.”

CEO Comments

President and CEO Joe Morone said, “Following our good performance in Q1, Q2 2015 was a weak quarter for Albany International with sales and EBITDA considerably lower than in the comparable period in 2014. Nonetheless, year-to-date MC Adjusted EBITDA and AEC sales are in line with expectations and ahead of last year’s pace, and we remain on track toward our full-year outlook of comparable year-over-year Adjusted EBITDA in MC and 5-10% growth in sales in AEC. And of significance for the longer term, there were several important developments during the quarter, the most notable being a decision to respond to the rapidly growing demand for LEAP engines by building a third plant.

“In MC, excluding currency effects, sales were down 7% compared to Q2 2014, primarily due to a sharply weaker market and lower sales in the publication grades in North America and Europe. The other grades performed as expected. And despite the economic instabilities, sales in China and South America were stable. Year to date, and excluding currency effects, sales are 2% behind the first half of 2014 and orders are 3% ahead.

“Q2 Gross profit margins remained strong and well above Q2 2014 levels. This mitigated the impact of the weak sales on adjusted EBITDA, which declined 4% compared to Q2 2014 and which leaves year-to-date Adjusted EBITDA 1.5% ahead of the first half of 2014.

“We continued to make good progress during the quarter on the shift of sales mix away from publication grades. Meanwhile, in the development of our new technology platform, we ran successful trials with important customers in the tissue segment, scheduled initial trials in the packaging sector, and are seeing encouraging results from initial prototypes across all of our product lines.

“Turning to AEC, during Q2 we recorded a charge of $14 million related to composite parts for the BR725 engine, a small, legacy program, manufactured in our Boerne, Texas, operations and governed by a contract signed in 2007 that sets very aggressive pricing levels. As discussed in previous releases, Boerne’s operational performance has improved dramatically, with strong on-time deliveries and good yields, including on the BR725 program. But as we’ve gained more manufacturing experience with the BR725, we’ve concluded that future costs are likely to be higher than previously estimated, and given the challenging price levels, this led to the conclusion that we needed to take the $14 million charge.

“In other respects, AEC performed well, and is firmly on track both for our full-year forecast of 5-10% growth in sales and for the LEAP ramp that begins late next year. The most important development this quarter was the decision to build a third joint plant with Safran for the LEAP program, this one in Mexico. Annual production of the LEAP engine is now projected to reach at least 1,900 engines by 2020, and Boeing and Airbus are publically pressuring CFM to increase production to even higher levels. The addition of the GE9X fan case, which we will produce in Rochester, the much higher-than-expected demand for LEAP engines, and the possibility of still higher levels of demand by next decade all led to the decision to move forward with plant three as soon as possible. Groundbreaking is scheduled for next year, with initial operation targeted for late 2017. We are not at this time altering our projection of total annual capital spending for the company of, on average, $70 million. The likely impact of the higher LEAP demand and third plant will be to stretch the years of peak spending for LEAP by one to two years, rather than increase peak spending in any one year.

“As for R&D, this was a very encouraging quarter, with good progress on a number of potentially important airframe and engine projects, for both the near and long term. While significant uncertainties remain on all of them, several are approaching important development or commercialization decision points. Likewise, with Ricardo, we are actively engaged with a number of automotive OEMs in technical assessments of the viability of AEC technology for application in the high-performance, super-luxury segment of the automotive market. We expect to have developed a clear understanding of the near-term commercial viability of our technology for this market segment within the next six to twelve months.

“As mentioned above, our outlook for the full-year remains unchanged. We continue to view macroeconomic uncertainties as the primary source of downside risk to our outlook, and given recent developments in such key growth markets as China and Brazil, that risk appears to be growing. But barring further deterioration in the macroeconomic environment, we continue to expect MC Adjusted EBITDA for the second half of the year, and thus full-year Adjusted EBITDA, to be comparable to last year; and for AEC, we expect a strong second-half of the year, with full-year revenue at least 5-10% ahead of 2014.

“In sum, this was a weak quarter due primarily to lower MC sales in the publication grades in North America and Europe, compounded by the charge for the BR725 program. But in the larger picture, we remain firmly on track in both businesses -- in the short term, toward our full-year outlook, and for the longer term, toward our strategic objectives of steady EBITDA and cash flow in MC, and a decade or more of double-digit growth in AEC, driven primarily by LEAP and additionally by new projects emerging from the pipeline.”

The Company plans a webcast to discuss second-quarter 2015 financial results on Wednesday, August 5, 2015, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 10 countries, employs 4,000 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate excluding adjustments, net debt, net income attributable to the Company, excluding adjustments (on an absolute and per-share basis), and certain income and expense items on a per-share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its income tax rate, exclusive of income tax adjustments, by removing income tax adjustments from total Income tax expense, then dividing that result by Income before income taxes. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income tax expense, Depreciation and amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by: adding to EBITDA costs associated with restructuring and pension settlement charges; adding (or subtracting) revaluation losses (or gains); subtracting (or adding) gains (or losses) from the sale of buildings or investments; subtracting insurance recovery gains; and subtracting Income attributable to the noncontrolling interest in Albany Safran Composites (ASC). The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are noncash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods.

While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, insurance-recovery gains, and gains or losses from sales of buildings or investments have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per-share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the quarterly per-share amount for items included in continuing operations by using the estimated effective annual tax rate and the weighted average number of shares outstanding for each period. Year-to-date earnings per-share effects are determined by adding the amounts calculated at each reporting period.

Table 8
	Net Sales Six Months ended June,		Percent	Impact of Changes in Currency Translation	Percent Change excluding Currency
(in thousands)	2015	2014	Change	Rates	Rate Effect
Machine Clothing (MC)	$309,055	$336,897	-8.3%	($21,287)	-1.9%
Albany Engineered Composites (AEC)	44,558	36,928	20.7%	(740)	22.7%
Total	$353,613	$373,825	-5.4%	($22,027)	0.5%

Table 9
Six Months ended June 30, 2015		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$69,013	($22,444) *	($36,450)	$10,119
Interest expense, net	-	-	5,378	5,378
Income tax expense	-	-	8,155	8,155
Depreciation and amortization	20,416	5,865	4,257	30,538
EBITDA	89,429	(16,579)	(18,660)	54,190
Restructuring expenses, net	10,212	-	-	10,212
Foreign currency revaluation losses/(gains)	(2,529)	(17)	(551)	(3,097)
Gain on sale of investment	-	-	(872)	(872)
Pre-tax income attributable to noncontrolling interest in ASC	-	(90)	-	(90)
Adjusted EBITDA	$97,112	($16,686)	($20,083)	$60,343
*Includes $14 million BR725 charge

Table 10
Six Months ended June 30, 2014		Albany	Corporate
	Machine	Engineered	expenses	Total
(in thousands)	Clothing	Composites	and other	Company
Net income	$70,022	($7,021)	($41,131)	$21,870
Interest expense, net	-	-	5,635	5,635
Income tax expense	-	-	14,673	14,673
Depreciation and amortization	23,009	4,775	4,221	32,005
EBITDA	93,031	(2,246)	(16,602)	74,183
Restructuring expenses, net	2,159	980	-	3,139
Foreign currency revaluation losses/(gains)	502	99	(1,901)	(1,300)
Gain on insurance recovery	-	-	(961)	(961)
Pre-tax income attributable to noncontrolling interest in ASC	-	(13)	-	(13)
Adjusted EBITDA	$95,692	($1,180)	($19,464)	$75,048

Table 11
Three Months ended June 30, 2015
	Pre-tax		After-tax	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Effect
Restructuring and other, net	$1,211	$448	$763	$0.02
Foreign currency revaluation losses	2,275	842	1,433	0.04
Net discrete income tax benefit	-	20	20	0.00
Unfavorable effect of change in income tax rate	-	736	736	0.02
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

Table 12
Three Months ended June 30, 2014
	Pre-tax		After-tax	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Effect
Restructuring and other, net	$1,957	$714	$1,243	$0.04
Foreign currency revaluation gains	984	359	625	0.02
Gain on insurance recovery	961	-	961	0.03
Net discrete income tax charge	-	569	569	0.02
Unfavorable effect of change in income tax rate	-	278	278	0.01

Table 13
Six Months ended June 30, 2015
	Pre-tax		After-tax	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Effect
Restructuring and other, net	$10,212	$3,868	$6,344	$0.20
Foreign currency revaluation gains	3,097	1,199	1,898	0.06
Gain on sale of investment	872	331	541	0.02
Net discrete income tax charge	-	199	199	0.01
Charge for revision in estimated contract profitability	14,000	5,180	8,820	0.28

Table 14
Six Months ended June 30, 2014
	Pre-tax		After-tax	Per Share
(in thousands, except per share amounts)	amounts	Tax Effect	Effect	Effect
Restructuring and other, net	$3,139	$1,128	$2,011	$0.06
Foreign currency revaluation gains	1,300	469	831	0.03
Gain on insurance recovery	961	-	961	0.03
Net discrete income tax charge	-	1,673	1,673	0.05

The following table contains the calculation of net income per share attributable to the Company, excluding adjustments:

Table 15
	Three Months ended June 30,			Six Months ended June 30,
Per share amounts (Basic)	2015		2014	2015	2014
Net income/(loss) attributable to the Company, reported	($0.07)	*	$0.35	$0.31 *	$0.69
Adjustments:
Restructuring charges	0.02		0.04	0.20	0.06
Discrete tax charges and effect of change in income tax rate	0.02		0.03	0.01	0.05
Foreign currency revaluation (gains)/ losses	0.04		(0.02)	(0.06)	(0.03)
Gain on insurance recovery	-		(0.03)	-	(0.03)
Gain on the sale of investment	-		-	(0.02)	-
Net income attributable to the Company, excluding adjustments	$0.01		$0.37	$0.44	$0.74
*Includes $0.28 per share for BR725 charge

The following table contains the calculation of net debt:

Table 16
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2015	2015	2014	2014	2014	2014	2013
Notes and loans payable	$543	$496	$661	$551	$692	$797	$625
Current maturities of long-term debt	50,015	50,015	50,015	15	1,265	2,514	3,764
Long-term debt	252,088	232,092	222,096	283,100	283,104	299,108	300,111
Total debt	302,646	282,603	272,772	283,666	285,061	302,419	304,500
Cash and cash equivalents	182,474	170,838	179,802	195,461	206,836	208,379	222,666
Net debt	$120,172	$111,765	$92,970	$88,205	$78,225	$94,040	$81,834

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about macroeconomic and paper industry trends and conditions during 2015 and in future years; expectations in 2015 and in future periods of sales, EBITDA, Adjusted EBITDA, income, gross profit, gross margin and other financial items in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; future debt and net debt levels and debt covenant ratios; the timeline for ASC’s planned facility in Mexico; and changes in currency rates and their impact on future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2015	2014		2015	2014

$172,289	$193,518	Net sales	$353,613	$373,825
117,697	118,175	Cost of goods sold	222,337	223,673

54,592	75,343	Gross profit	131,276	150,152
39,932	40,012	Selling, general, and administrative expenses	75,165	79,169
10,411	14,397	Technical, product engineering, and research expenses	22,712	28,266
1,211	1,957	Restructuring expenses, net	10,212	3,139

3,038	18,977	Operating income	23,187	39,578
2,702	2,717	Interest expense, net	5,378	5,635
2,820	(2,133)	Other (income)/expenses, net	(465)	(2,600)

(2,484)	18,393	Income/(loss) before income taxes	18,274	36,543
(364)	7,216	Income tax expense/(benefit)	8,155	14,673

(2,120)	11,177	Net income/(loss)	10,119	21,870
52	(42)	Net income/(loss) attributable to the noncontrolling interest	78	30
($2,172)	$11,219	Net income/(loss) attributable to the Company	$10,041	$21,840

($0.07)	$0.35	Earnings/(losses) per share attributable to Company shareholders - Basic	$0.31	$0.69

($0.07)	$0.35	Earnings(losses) per share attributable to Company shareholders - Diluted	$0.31	$0.68

		Shares of the Company used in computing earnings per share:
31,999	31,832	Basic	31,941	31,809
31,999	31,935	Diluted	32,015	31,913

$0.17	$0.16	Dividends per share	$0.33	$0.31

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$182,474	$179,802
Accounts receivable, net	160,997	158,237
Inventories	109,630	107,274
Deferred income taxes	6,661	6,743
Asset held for sale	8,326	9,102
Prepaid expenses and other current assets	8,739	8,074
Total current assets	476,827	469,232

Property, plant and equipment, net	379,139	386,011
Intangibles	270	385
Goodwill	67,489	71,680
Income taxes receivable and deferred	71,817	69,540
Other assets	27,905	32,456
Total assets	$1,023,447	$1,029,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$543	$661
Accounts payable	32,258	34,787
Accrued liabilities	89,544	95,149
Current maturities of long-term debt	50,015	50,015
Income taxes payable and deferred	1,742	2,786
Total current liabilities	174,102	183,398

Long-term debt	252,088	222,096
Other noncurrent liabilities	98,589	103,079
Deferred taxes and other credits	6,783	7,163
Total liabilities	531,562	515,736

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued 37,230,013
in 2015 and 37,085,489 in 2014	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,235,048 in 2015 and 2014	3	3
Additional paid in capital	422,204	418,972
Retained earnings	455,597	456,105
Accumulated items of other comprehensive income:
Translation adjustments	(81,263)	(55,240)
Pension and postretirement liability adjustments	(50,056)	(51,666)
Derivative valuation adjustment	(1,024)	(861)
Treasury stock (Class A), at cost 8,455,293 shares
in 2015 and 8,459,498 in 2014	(257,391)	(257,481)
Total Company shareholders' equity	488,107	509,869
Noncontrolling interest	3,778	3,699
Total equity	491,885	513,568
Total liabilities and shareholders' equity	$1,023,447	$1,029,304

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Six Months Ended
June 30,			June 30,
2015	2014		2015	2014
		OPERATING ACTIVITIES
($2,120)	$11,177	Net income/(loss)	$10,119	$21,870
		Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
13,373	14,276	Depreciation	26,897	28,383
1,811	1,821	Amortization	3,641	3,622
(5,920)	2,946	Change in long-term liabilities, deferred taxes and other credits	(6,197)	2,732
263	728	Provision for write-off of property, plant and equipment	415	729
-	(961)	Gain on disposition or involuntary conversion of assets	(1,056)	(961)
(342)	(106)	Excess tax benefit of options exercised	(603)	(145)
419	405	Compensation and benefits paid or payable in Class A Common Stock	995	947

		Changes in operating assets and liabilities that provide/(use) cash:
4,212	3,333	Accounts receivable	(9,487)	14,297
(4,061)	(1,963)	Inventories	(7,131)	(10,959)
1,715	1,762	Prepaid expenses and other current assets	(990)	(386)
(158)	(7)	Income taxes prepaid and receivable	(74)	14
(4,853)	555	Accounts payable	(1,341)	(739)
(933)	170	Accrued liabilities	(2,520)	(12,679)
475	651	Income taxes payable	77	(1,059)
7,062	(2,098)	Other, net	4,607	(4,129)
10,943	32,689	Net cash provided by operating activities	17,352	41,537

		INVESTING ACTIVITIES
(18,455)	(12,799)	Purchases of property, plant and equipment	(30,666)	(27,402)
(304)	(21)	Purchased software	(337)	(315)
-	961	Proceeds from sale or involuntary conversion of assets	2,797	961
(18,759)	(11,859)	Net cash used in investing activities	(28,206)	(26,756)

		FINANCING ACTIVITIES
24,346	235	Proceeds from borrowings	39,620	4,670
(4,303)	(17,593)	Principal payments on debt	(9,746)	(24,109)
(1,630)	-	Debt acquisition costs	(1,630)	-
1,039	261	Proceeds from options exercised	1,724	387
342	106	Excess tax benefit of options exercised	603	145
(5,107)	(4,774)	Dividends paid	(10,205)	(9,539)
14,687	(21,765)	Net cash provided by/(used in) financing activities	20,366	(28,446)

4,765	(608)	Effect of exchange rate changes on cash and cash equivalents	(6,840)	(2,165)

11,636	(1,543)	Increase/(decrease) in cash and cash equivalents	2,672	(15,830)
170,838	208,379	Cash and cash equivalents at beginning of period	179,802	222,666
$182,474	$206,836	Cash and cash equivalents at end of period	$182,474	$206,836

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com